Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE OF CLAIMS

I, David Christopher Monroe, understand that my employment with Texas Roadhouse Management Corp. is ending effective June 9, 2025 (the “Effective Date”). I seek to resolve any issues, conflicts, or disputes I have with Texas Roadhouse Management Corp. (including its parent and affiliated organizations; its past and present officers, directors, agents, and employees; and past and present fiduciaries and administrators of its employee benefit plans) (collectively, the “Company”). Accordingly, I voluntarily enter into this Separation Agreement and Release of Claims (this “Agreement”).

1.             Consideration. I understand that the Company will continue to pay my base salary, accrued paid time off, if any, and any applicable benefits through the Effective Date, and in addition, in consideration for the promises and commitments made herein, will pay me:

A.	a total sum of $630,000 (less applicable withholdings) payable in equal weekly installments of $12,115.38 (less applicable withholdings), each in accordance with the Company’s payroll schedule. This payment reflects approximately one (1) year of my base salary;

B.	a lump sum bonus of $228,699 (less applicable withholdings), which reflects my current target incentive bonus, prorated based on the number of days in the current fiscal year that have elapsed through the day prior to the Effective Date. This amount will be paid within five (5) days following expiration of the seven (7) day revocation period; and

C.	a lump sum payment of $24,869 (less applicable withholdings), which is intended to approximate the cost of monthly medical, dental, and vision COBRA premiums at my current or comparable benefit levels for a period of twelve (12) months. This amount will be paid within five (5) days following expiration of the seven (7) day revocation period.

Together, the above payments and benefits constitute the “Separation Payments and Benefits” being provided by the Company. I realize that I am not otherwise entitled to receive these Separation Payments and Benefits and am receiving them only because I am entering into this Agreement. I understand that I will not begin receiving the Separation Payments and Benefits until after I have executed the Agreement and following the completion of a seven (7) day revocation period (listed below) from the date I sign this Agreement, provided that I do not exercise my right of revocation. I further understand that this Agreement is not an admission of liability or wrongdoing on behalf of either Company or me.

I also understand that, in addition to the above listed Separation Payments and Benefits and whether or not I sign this Agreement, I am entitled to all RSUs and PSUs granted to me that have vested as of the Effective Date. However, all other RSUs and PSUs granted to me that have not yet vested as of the Effective Date will be cancelled in accordance with my existing restricted stock unit agreements. I understand that I will be reimbursed for any legitimate work-related expenses I have incurred but for which I have not been paid. Finally, I understand that, although my employment will end on the Effective Date, my medical, dental and vision insurance plans will continue through June 30, 2025. I acknowledge and understand that I will receive additional information in the mail regarding my rights under COBRA.

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2.             Release. I, individually and collectively, for and on behalf of myself, my estate, agents, attorneys, successors, heirs, executors, administrators and assigns, agree not to file, pursue or prosecute any lawsuit, action, charge or claim, of any nature whatsoever, against the Company or any of its agents, directors, shareholders, parent, affiliate and/or subsidiary corporations and/or companies, joint ventures, officers, employees, representatives, attorneys, predecessors and/or successors, or against any other person or entity of any kind affiliated with Company (collectively, the “Releasees”), both jointly and individually, and release all such claims, demands, causes of action, suits, debts, complaints, liabilities, obligations, promises, agreements, controversies, damages and expenses that are releasable by law (including, without limitation, claims for attorneys fees and costs actually incurred or to be incurred) of any nature or description whatsoever, in law or equity, whether known or unknown, in connection with or arising out of my employment with the Company, the terms and conditions of employment with the Company and/or my separation from employment with the Company, whether such claim is known or unknown to me, accrued or unaccrued, which I ever had, now have or may have had against Releasees since the beginning of time through the date of execution of this Agreement. This release and waiver of claims includes, but is not limited to, any and all claims arising under federal, state or local statutes, ordinances, resolutions, regulations or constitutional provisions, each as amended, regulating employment relationships or prohibiting discrimination in employment, such as, but not limited to, claims arising under: The Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621, et seq., including the Older Workers’ Benefit Protection Act; Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e, et seq.; The Americans With Disabilities Act, as amended, 42 U.S.C. § 12101, et seq.; The Fair Labor Standards Act, as amended, 29 U.S.C. § 201, et seq.; The Family and Medical Leave Act, as amended, 29 U.S.C. § 2601, et seq.; The Employee Retirement Income Security Act (ERISA), as amended, 29 U.S.C. § 1001, et seq., and any other laws relating to employee benefits including, but not limited to, any retirement, health or welfare benefit plans; and any state anti-discrimination and anti-retaliation statutes. This release and waiver of claims also includes, but is not limited to, any and all claims for unpaid benefits or entitlements asserted under any plan, policy, benefits offering or program (except as otherwise required by law), any and all contract or tort claims, including, without limitation, claims of wrongful discharge, retaliation for assertion of worker’s compensation rights, assault, battery, intentional infliction of emotional distress, loss of consortium, negligence, and/or defamation.

Nothing in this Agreement, including the confidentiality and non-disparagement obligations set forth in my Employment Agreement and incorporated by reference herein, shall be construed to prevent me from talking to, cooperating in any investigation by, and/or filing a charge with a government agency, including but not limited to, the Securities and Exchange Commission, the U.S. Equal Employment Opportunity Commission (the “EEOC”), or any similar state or local fair employment practices administrative agency. However, by signing this Agreement, I hereby waive the right to recover from Releasees any relief from any charge or claim pursued or otherwise prosecuted by me, or by persons or entities like the EEOC acting by or through me, including, without limitation, the right to attorneys’ fees, costs, and any other relief, whether legal or equitable, sought in such charge, claim, or other proceeding. I understand that I still have the right to receive payment from any government agency (and not from Releasees) for information I provide to the government agency.

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3.             Acknowledgement and Disclaimer. I acknowledge that I have not suffered any injury or illness in my work for the Company that would give rise to a claim under worker’s compensation law. I also acknowledge that I have been fully and properly paid for all of my hours worked for the Company. I am not owed any wages, bonuses, or other sums pursuant to that certain Employment Agreement dated December 27, 2024 and having an effective date of January 8, 2025 by and between the Company and myself (the “Employment Agreement”).

4.             Resignation. Effective retroactively as of June 9, 2025, I relinquish my position as an officer, director, or manager, as applicable, of any of Texas Roadhouse, Inc.’s direct or indirect subsidiaries.

5.             Incorporation and Ratification of Ongoing Obligations. I understand that, although my employment has terminated, I remain obligated to abide by certain obligations as a result of agreements I made with the Company at the beginning of or during my employment, detailed in my Employment Agreement and incorporated by reference herein. These ongoing obligations include my agreement not to use or disclose any of the Company’s trade secrets or confidential or proprietary information, any obligations I have under the Existing Clawback Policy, my commitments regarding non-solicitation of employees and non-competition, my commitment not to disparage the Company, and my promise to cooperate with the Company in litigation and/or administrative proceedings related to my former employment with the Company; provided, however, in connection with any third-party litigation and/or administrative proceeding against the Company, I will be compensated at a reasonable rate (reasonably approved by the parties) in the event I have to participate for more than four (4) hours in any given proceeding.

I specifically acknowledge and agree that I remain obligated to these commitments even if I exercise my right of revocation, detailed below. I affirm that I have returned to the Company all documents and papers (including any and all copies thereof) related to confidential information and other property in my possession belonging to the Company.

6.             Review and Revocation. I understand that the Company is providing me a period of at least twenty-one (21) days in which to decide whether to sign this Agreement before executing it, although I may choose to sign the Agreement in fewer than twenty-one (21) days. I also understand that, by way of this Agreement, the Company has advised me to consult with an attorney before signing this Agreement. I understand that even if I sign this Agreement, I can change my mind and revoke this Agreement withing seven (7) days after I sign it by notifying the Company in writing of my decision to revoke. I realize that if I do not revoke this Agreement during the seven (7) day period, the Agreement will become enforceable, and the Company will make the Separation Payments and Benefits to me as described above.

7.             Severability of Provisions. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any one or more of its provisions (with the exception of the provisions of Section 2) shall not affect the validity or enforceability of any of the other provisions.

8.             No Other Representations. I acknowledge that no promises or agreement not expressed in this Agreement have been made; that this Agreement is not executed in reliance upon any statement or representation made by the Company or by any person employed by or representing the Company other than the statements contained in the Agreement itself; and that the terms of this Agreement are contractual and not merely recitals.

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9.             Counterparts and Signatures. This Agreement may be signed in counterparts, each of which shall be deemed an original, but all of which, taken together shall constitute the same instrument. A signature made on a faxed or electronically mailed copy of the Agreement or a signature transmitted by facsimile or electronic mail, or which is made electronically, will have the same effect as the original signature.

IN WITNESS WHEREOF, the parties have affixed their signatures below.

DAVID CHRISTOPHER MONROE

By:	/s/ David Christopher Monroe	Date:	6/9/2025 2:40 PM CDT
David Christopher Monroe, an individual resident of Kentucky

COMPANY

TEXAS ROADHOUSE MANAGEMENT CORP.,

a Kentucky corporation

By:	/s/ Christopher Colson	Date:	6/9/2025 3:49 PM EDT

Name: Christopher Colson
Title: Secretary

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